Kulicke and Soffa Industries, Inc.                                  Exhibit 12.1
Fixed Charge Coverage Ratio Calculation
Dollars in thousands

                                                                                                                        Nine Months
                                                                                                                           Ended
                                                                              Fiscal Year Ended September 30,            June 30,
                                                              ========================================================  ===========

                                                                  1996       1997       1998        1999        2000       2001
                                                              ----------  ---------  ---------  ----------  ----------  -----------
Interest expense, including amortization of debt issue costs   $  3,288   $  2,331   $    262   $     215   $   8,333    $ 10,335

Portion of rental expense deemed to represent interest              847      1,064        999       1,072       1,213       2,321
                                                              ----------  ---------  ---------  ----------  ----------  -----------
Total Fixed Charges                                            $  4,135   $  3,395   $  1,261   $   1,287   $   9,546    $ 12,656
                                                              ==========  =========  =========  ==========  ==========  ===========

Earnings before fixed charges:

Income (loss) before income tax and minority interest          $ 15,630   $ 51,782   $ (7,357)  $ (26,185)  $ 141,957    $(43,407)
Equity in loss of Joint Ventures                                    994      6,701      8,715      10,000       1,221           -
Fixed charges                                                     4,135      3,395      1,261       1,287       9,546      12,656
                                                              ----------  ---------  ---------  ----------  ----------  -----------
Total earnings (loss) before fixed charges                     $ 20,759   $ 61,878   $  2,619   $ (14,898)  $ 152,724    $(30,751)
                                                              ==========  =========  =========  ==========  ==========  ===========

Ratio of earnings to fixed charges (1)                                5         18          2           -          16           -
                                                              ==========  =========  =========  ==========  ==========  ===========

(1) We would have had to generate additional earnings of $16.2 million in 1999 and $43.4 million in the nine months ended June 30, 2001 to achieve a ratio of 1:1.